Exhibit 99.1

Aptar Reports Second Quarter 2021 Results

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 29, 2021--AptarGroup, Inc. (NYSE:ATR), a global leader in drug delivery, consumer product dispensing and active material science solutions, today reported second quarter results for 2021.

Second Quarter 2021 Summary

  Reported sales grew 16% driven by strong core sales growth and positive currency effects
  Core sales (excluding currency effects) increased 10% mainly on double digit core growth in Beauty + Home and Food + Beverage, driven by increased demand for our innovative dispensing solutions along with price adjustments related to rising input costs
  Reported earnings per share totaled $0.81 (an increase of 29% compared to the prior year)
  Adjusted earnings per share, excluding restructuring charges, acquisition costs and the loss on an equity investment, totaled $0.91 (an increase of 7% compared to the prior year when neutralizing currency effects)
  Reported net income totaled $55 million for the second quarter (an increase of 32% compared to the prior year) and $139 million year-to-date (an increase of 43% compared to the prior year)
  Adjusted EBITDA totaled $148 million for the second quarter (an increase of 8% compared to the prior year) and $300 million year-to-date (an increase of 7% compared to the prior year)
  Cash flow from operations was $176 million in the first half of 2021 (a decrease of 23% compared to the prior year)
  Free cash flow was $39 million in the first half of 2021 (a decrease of 63% compared to the prior year) primarily due to increased investments for growth (capital expenditures and working capital)
  Subsequent to the end of the quarter, the Company announced:
    A share purchase agreement regarding the acquisition of a majority stake in Voluntis, a pioneer in digital therapeutics
    A strategic collaboration with YAT, a Chinese online skincare company, to develop a range of products and services for the skincare market
    An agreement to acquire 80% of Weihai Hengyu Medical Products, adding elastomeric and plastic component manufacturing capabilities in China for injectable drug delivery

Second Quarter Results

For the quarter ended June 30, 2021, reported sales increased 16% to $811 million compared to $699 million in the prior year. Core sales, excluding the impact from changes in currency exchange rates, increased 10%.

Second Quarter Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	2%	13%	23%	10%
Acquisitions	0%	0%	0%	0%
Currency Effects (1)	6%	7%	5%	6%
Total Reported Sales Growth	8%	20%	28%	16%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Stephan B. Tanda, President and CEO, said, “The wide breadth of our innovative solutions and services, serving thousands of customers across multiple markets, continues to be a strength of Aptar. We achieved core sales growth in each segment and consolidated double-digit core sales growth despite the ongoing reduction of allergic rhinitis and cough and cold product inventory levels by customers served by our prescription drug and consumer healthcare units. We will continue to take action to mitigate the effects of a rising input cost environment, which compressed our margins during the quarter, particularly in Beauty + Home and Food + Beverage. Despite the issues we faced in the quarter, we expect a recovery in the second half, especially as we get toward the end of the year.”

Aptar’s Beauty + Home segment generated strong core sales growth over the prior year second quarter, which was the height of the pandemic. Approximately 75% of the growth came from increased volumes. Increased sales to the beauty market were driven by demand for fragrance and facial skincare solutions. In the personal care market, increased sales to the hair care and sun care market were offset by declines in personal cleansing, as hand sanitizer demand began to normalize. The home care market experienced another solid quarter with strong demand for Aptar’s valves and pumps for a variety of applications. Price adjustments related to the initial passing through of higher resin and other input costs, and increased tooling sales, also contributed to the top line in the quarter.

Aptar’s Food + Beverage segment reported double-digit core sales growth with price adjustments related to higher resin costs accounting for approximately 60% of the sales increase. Volumes rose on increased demand for specialty food dispensing closures as consumers continued to cook at home, along with modest recovery in the beverage market compared to the prior year.

In the Pharma segment, increased demand for elastomeric components used with injected medicines and active material science solutions more than offset declines in the prescription drug and consumer health care markets. Similar to the first quarter, certain areas of the Pharma segment continue to be impacted by customers drawing down inventory levels as sectors such as allergic rhinitis and cough and cold have been impacted by low levels of patient consumption during the pandemic.

Aptar reported second quarter earnings per share of $0.81 compared to $0.63 during the same period a year ago, an increase of 29%. Second quarter adjusted earnings per share, excluding restructuring charges, acquisitions costs and the loss on an equity investment, were $0.91 and increased 7% from the prior year adjusted earnings per share, including comparable exchange rates, of $0.85.

Year-to-Date Results

For the six months ended June 30, 2021, reported sales increased 12% to $1.59 billion compared to $1.42 billion in the prior year. Core sales, excluding the impacts from changes in currency exchange rates and acquisitions, increased 5%.

Six Months Year-to-Date Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	1%	5%	18%	5%
Acquisitions	0%	3%	0%	1%
Currency Effects (1)	6%	5%	4%	6%
Total Reported Sales Growth	7%	13%	22%	12%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Tanda commented on the year-to-date results, “I’m proud of the dedicated efforts of our people and the resiliency and agility we have shown in the first half of the year. We achieved core sales growth in each segment, and consolidated top line core sales growth of 5% with adjusted EBITDA growth of 7%. This is despite headwinds from the unprecedented inflationary environment even though we are implementing pricing adjustments to pass on these effects over time.”

For the six months year-to-date, Aptar’s reported earnings per share were $2.05, and increased 39%, compared to $1.47 reported a year ago. Current year adjusted earnings per share, excluding restructuring charges, acquisitions costs and the net gain on an equity investment, were $2.01 and increased 10% from prior year adjusted earnings per share, including comparable exchange rates, of $1.83. Free cash flow for the first six months was impacted by higher capital expenditures and changes in working capital, mainly increases in inventory and accounts receivable related to the recent sales growth and order activity.

Outlook

“For the third quarter, the broader macro factors impacting our business are not anticipated to change dramatically from what we experienced in the second quarter. Looking ahead, we believe the second half will initially show gradually improving operating results from our position today, and we expect accelerated improvement toward the end of the year,” said Tanda.

Third quarter results are anticipated to reflect continued gradual improvement in Aptar’s beauty and beverage businesses as the reopening of economies is expected to continue at a measured pace given the uncertainties around the COVID-19 variants and limited resumption of intercontinental travel. The current inventory destocking cycle by our customers in the prescription drug market is expected to continue through the third quarter, with improving performance toward the end of the year. Additionally, Aptar expects ongoing steady demand for elastomer components for injection devices in the third quarter. The exceptionally strong custom tooling sales reported in the prior year third quarter by the Pharma segment’s active material science solutions division, is not expected to repeat. While inflation and cost pressures continue to be a headwind, especially in raw material and transportation costs, Aptar will look to implement further price adjustments as necessary to pass on these costs over time.

“As we navigate through what has become a rather bumpy growth trajectory across our different markets, we continue to focus on returns across all areas of our business and anticipate that our consolidated margins will improve as we transition to a more balanced and steady growth pattern,” said Tanda. “Our long-term views have not changed. This is a tremendous company with outstanding talent and the fundamental growth story is intact across each of our markets. In addition, we are taking strategic actions such as our recently announced investments in complementary, high-quality businesses that will contribute to that story.”

Aptar expects earnings per share for the third quarter of 2021, excluding any restructuring expenses, acquisition costs and changes in the fair value of equity investments, to be in the range of $0.90 to $0.98 and this guidance is based on an effective tax rate range of 28% to 30%.

Cash Dividend

As previously announced, Aptar’s Board of Directors declared a quarterly cash dividend of $0.38 per share. The payment date is August 25, 2021, to stockholders of record as of August 4, 2021.

Open Conference Call

There will be a conference call on Friday, July 30, 2021 at 8:00 a.m. Central Time to discuss the Company’s second quarter results for 2021. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

About Aptar

Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active material science solutions. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home, food and beverage. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: pandemics, including the impact of the COVID-19 pandemic on our global supply chain and our global customers and operations; our ability to preserve organizational culture and maintain employee productivity in the work-from-home environment caused by the current pandemic; the successful integration of acquisitions and the achievement of the expected benefits of acquisitions and investments; the impact of tax reform legislation including changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; the execution of the business transformation plan; economic conditions worldwide including potential deflationary or inflationary conditions or economic downturn or uncertainty in regions we rely on for growth as a result of the COVID-19 pandemic or otherwise; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; the availability of direct labor workers and the increase in direct labor costs; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations; direct or indirect consequences of acts of war or terrorism; and work stoppages due to labor disputes. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net Sales	$811,032	$699,305	$1,587,786	$1,420,858
Cost of Sales (exclusive of depreciation and amortization shown below)	523,050	441,702	1,011,755	892,958
Selling, Research & Development and Administrative	140,913	123,365	275,261	249,557
Depreciation and Amortization	57,790	56,429	115,228	107,235
Restructuring Initiatives	4,876	7,331	8,548	12,170
Operating Income	84,403	70,478	176,994	158,938
Other Income (Expense):
Interest Expense	(7,175)	(8,734)	(14,590)	(17,122)
Interest Income	624	175	1,005	350
Net Investment (Loss) Gain	(1,611)	-	15,198	-
Equity in Results of Affiliates	81	(328)	(434)	(1,127)
Miscellaneous, net	(2,028)	(923)	(2,991)	(2,335)
Income before Income Taxes	74,294	60,668	175,182	138,704
Provision for Income Taxes	19,020	18,808	35,969	41,594
Net Income	$55,274	$41,860	$139,213	$97,110
Net Loss (Income) Attributable to Noncontrolling Interests	2	(21)	15	(18)
Net Income Attributable to AptarGroup, Inc.	$55,276	$41,839	$139,228	$97,092
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.84	$0.65	$2.12	$1.51
Diluted	$0.81	$0.63	$2.05	$1.47

Average Numbers of Shares Outstanding:
Basic	65,818	64,262	65,525	64,135
Diluted	68,086	66,384	67,869	66,246

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
ASSETS

Cash and Equivalents	$291,495	$300,137
Short-term Investments	-	243
Total Cash and Equivalents, and Short-term Investments	291,495	300,380
Accounts and Notes Receivable, Net	635,847	566,623
Inventories	429,440	379,379
Prepaid and Other Current Assets	135,672	122,613
Total Current Assets	1,492,454	1,368,995
Property, Plant and Equipment, Net	1,224,455	1,198,748
Goodwill	887,741	898,521
Other Assets	505,452	523,789
Total Assets	$4,110,102	$3,990,053

LIABILITIES AND EQUITY

Short-Term Obligations	$70,208	$117,866
Accounts Payable, Accrued and Other Liabilities	712,358	662,463
Total Current Liabilities	782,566	780,329
Long-Term Obligations	1,048,928	1,054,998
Deferred Liabilities and Other	291,945	303,941
Total Liabilities	2,123,439	2,139,268

AptarGroup, Inc. Stockholders' Equity	1,986,282	1,850,389
Noncontrolling Interests in Subsidiaries	381	396
Total Equity	1,986,663	1,850,785

Total Liabilities and Equity	$4,110,102	$3,990,053

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended
	June 30, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$811,032	325,343	360,246	125,443	-	-

Reported net income	$55,274
Reported income taxes	19,020
Reported income before income taxes	74,294	81,806	12,122	9,691	(22,774)	(6,551)
Adjustments:
Restructuring initiatives	4,876	38	1,457	117	3,264
Net investment loss	1,611				1,611
Transaction costs related to acquisitions	2,434	2,434
Adjusted earnings before income taxes	83,215	84,278	13,579	9,808	(17,899)	(6,551)
Interest expense	7,175					7,175
Interest income	(624)					(624)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	89,766	84,278	13,579	9,808	(17,899)	-
Depreciation and amortization	57,790	21,701	24,331	9,818	1,940	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$147,556	$105,979	$37,910	$19,626	$(15,959)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.2%	32.6%	10.5%	15.6%

	Three Months Ended
	June 30, 2020

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$699,305	301,259	299,786	98,260	-	-

Reported net income	$41,860
Reported income taxes	18,808
Reported income before income taxes	60,668	85,467	(12,755)	8,519	(12,004)	(8,559)
Adjustments:
Restructuring initiatives	7,331	(111)	7,324	75	43
Transaction costs related to acquisitions	3,207		3,207
Purchase accounting adjustments related to acquisitions and investments	3,252	293	2,959
Adjusted earnings before income taxes	74,458	85,649	735	8,594	(11,961)	(8,559)
Interest expense	8,734					8,734
Interest income	(175)					(175)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	83,017	85,649	735	8,594	(11,961)	-
Depreciation and amortization	56,429	18,617	25,939	9,191	2,682	-
Purchase accounting adjustments included in Depreciation and amortization above	(2,867)	(167)	(2,700)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$136,579	$104,099	$23,974	$17,785	$(9,279)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.5%	34.6%	8.0%	18.1%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Six Months Ended
	June 30, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$1,587,786	639,175	707,192	241,419	-	-

Reported net income	$139,213
Reported income taxes	35,969
Reported income before income taxes	175,182	169,476	21,810	19,701	(22,220)	(13,585)
Adjustments:
Restructuring initiatives	8,548	73	2,553	38	5,884
Net investment gain	(15,198)				(15,198)
Transaction costs related to acquisitions	2,434	2,434
Adjusted earnings before income taxes	170,966	171,983	24,363	19,739	(31,534)	(13,585)
Interest expense	14,590					14,590
Interest income	(1,005)					(1,005)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	184,551	171,983	24,363	19,739	(31,534)	-
Depreciation and amortization	115,228	42,480	48,903	19,877	3,968	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$299,779	$214,463	$73,266	$39,616	$(27,566)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.9%	33.6%	10.4%	16.4%

	Six Months Ended
	June 30, 2020

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$1,420,858	598,455	624,346	198,057	-	-

Reported net income	$97,110
Reported income taxes	41,594
Reported income before income taxes	138,704	175,321	(5,647)	14,481	(28,679)	(16,772)
Adjustments:
Restructuring initiatives	12,170	(142)	12,231	178	(97)
Transaction costs related to acquisitions	4,591		4,591
Purchase accounting adjustments related to acquisitions and investments	4,642	1,421	3,221
Adjusted earnings before income taxes	160,107	176,600	14,396	14,659	(28,776)	(16,772)
Interest expense	17,122					17,122
Interest income	(350)					(350)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	176,879	176,600	14,396	14,659	(28,776)	-
Depreciation and amortization	107,235	36,508	46,525	18,533	5,669	-
Purchase accounting adjustments included in Depreciation and amortization above	(3,367)	(667)	(2,700)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$280,747	$212,441	$58,221	$33,192	$(23,107)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.8%	35.5%	9.3%	16.8%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Income before Income Taxes	$74,294	$60,668	$175,182	$138,704

Adjustments:
Restructuring initiatives	4,876	7,331	8,548	12,170
Net investment loss (gain)	1,611	-	(15,198)	-
Transaction costs related to acquisitions	2,434	3,207	2,434	4,591
Purchase accounting adjustments related to acquisitions and investments	-	3,252	-	4,642
Foreign currency effects (1)		4,640		10,296
Adjusted Earnings before Income Taxes	$83,215	$79,098	$170,966	$170,403

Provision for Income Taxes	$19,020	$18,808	$35,969	$41,594

Adjustments:
Restructuring initiatives	1,144	1,503	1,985	2,702
Net investment loss (gain)	370	-	(3,496)	-
Transaction costs related to acquisitions	442	481	442	689
Purchase accounting adjustments related to acquisitions and investments	-	727	-	1,026
Foreign currency effects (1)		1,440		3,089
Adjusted Provision for Income Taxes	$20,976	$22,959	$34,900	$49,100

Net Income Attributable to Noncontrolling Interests	$2	$(21)	$15	$(18)

Net Income Attributable to AptarGroup, Inc.	$55,276	$41,839	$139,228	$97,092

Adjustments:
Restructuring initiatives	3,732	5,828	6,563	9,468
Net investment loss (gain)	1,241	-	(11,702)	-
Transaction costs related to acquisitions	1,992	2,726	1,992	3,902
Purchase accounting adjustments related to acquisitions and investments	-	2,525	-	3,616
Foreign currency effects (1)		3,200		7,207
Adjusted Net Income Attributable to AptarGroup, Inc.	$62,241	$56,118	$136,081	$121,285

Average Number of Diluted Shares Outstanding	68,086	66,384	67,869	66,246

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.81	$0.63	$2.05	$1.47

Adjustments:
Restructuring initiatives	0.05	0.09	0.10	0.14
Net investment loss (gain)	0.02	-	(0.17)	-
Transaction costs related to acquisitions	0.03	0.04	0.03	0.06
Purchase accounting adjustments related to acquisitions and investments	-	0.04	-	0.05
Foreign currency effects (1)		0.05		0.11
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.91	$0.85	$2.01	$1.83

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net Cash Provided by Operations	$103,396	$142,653	$175,581	$227,686
Less:
Capital Expenditures	$73,155	$61,361	$137,039	$122,986
Free Cash Flow	$30,241	$81,292	$38,542	$104,700

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending
	September 30,
	Expected 2021	2020

Income before Income Taxes		$89,139

Adjustments:
Restructuring initiatives		3,415
Net investment loss (gain)		-
Transaction costs related to acquisitions		221
Purchase accounting adjustments related to acquisitions and investments		-
Foreign currency effects (1)		1,105
Adjusted Earnings before Income Taxes		$93,880

Provision for Income Taxes		$25,404

Adjustments:
Restructuring initiatives		598
Net investment loss (gain)		-
Transaction costs related to acquisitions		25
Purchase accounting adjustments related to acquisitions and investments		-
Foreign currency effects (1)		315
Adjusted Provision for Income Taxes		$26,342

Net Income Attributable to Noncontrolling Interests		$(19)

Net Income Attributable to AptarGroup, Inc.		$63,716

Adjustments:
Restructuring initiatives		2,817
Net investment loss (gain)		-
Transaction costs related to acquisitions		196
Purchase accounting adjustments related to acquisitions and investments		-
Foreign currency effects (1)		790
Adjusted Net Income Attributable to AptarGroup, Inc.		$67,519

Average Number of Diluted Shares Outstanding		66,922

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$0.95

Adjustments:
Restructuring initiatives		0.05
Net investment loss (gain)		-
Transaction costs related to acquisitions		-
Purchase accounting adjustments related to acquisitions and investments		-
Foreign currency effects (1)		0.01
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.90 - $0.98	$1.01

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates.
(2) AptarGroup’s expected earnings per share range for the third quarter of 2021, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 28% to 30%. This tax rate range compares to our third quarter of 2020 effective tax rate of 28% on reported and adjusted earnings per share.

Contacts

Investor Relations Contact:

Matt DellaMaria
matt.dellamaria@aptar.com
815-479-5530

Media Contact:

Katie Reardon
katie.reardon@aptar.com
815-479-5671